As filed with the Securities and Exchange Commission on January 10, 2014

Registration No. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTRA-CELLULAR THERAPIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	36-4742850
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3960 Broadway

New York, New York 10032

(212) 923-3344

(Address, including zip code, of principal executive offices)

ITI, INC. 2003 EQUITY INCENTIVE PLAN, AS AMENDED

INTRA-CELLULAR THERAPIES, INC. 2013 EQUITY INCENTIVE PLAN

(Full Titles of the Plans)

Sharon Mates, Ph.D.

Chairman, President and Chief Executive Officer

Intra-Cellular Therapies, Inc.

3960 Broadway

New York, New York 10032

(212) 923-3344

(Name, address and telephone number, including area code, of agent for service)

Copies to:

William C. Hicks, Esq.

Scott A. Samuels, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, Massachusetts 02111

(617) 542-6000

Facsimile: (617) 542-2241

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.0001 per share	3,037,515 shares	$1.98 - $15.13	$27,545,959	$3,548

(1)	The number of shares of common stock, par value $0.0001 per share (“Common Stock”), of Intra-Cellular Therapies, Inc. (the “Registrant”), stated above consists of the aggregate number of shares which may be sold (i) upon the exercise of options which have been granted under the ITI, Inc. 2003 Equity Incentive Plan, as amended (the “2003 Plan”), which were assumed by the Registrant in connection with the reverse merger transaction that occurred on August 29, 2013 and following which the outstanding options under the 2003 Plan became exercisable for shares of Common Stock of the Registrant, and (ii) upon the exercise of options or issuance of stock-based awards which may hereafter be granted under the Intra-Cellular Therapies, Inc. 2013 Equity Incentive Plan (the “2013 Plan,” and together with the 2003 Plan, the “Plans”). The maximum number of shares which may be sold upon the exercise of such options or issuance of stock-based awards granted under the Plans are subject to adjustment in accordance with certain anti-dilution and other provisions of the Plans. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act. The offering price per share and the aggregate offering price (a) for outstanding options granted under the 2003 Plan are based upon the weighted-average exercise price of such outstanding options, and (b) for shares reserved for future grant or issuance under the 2013 Plan are based on the average of the high and the low price of Registrant’s Common Stock as reported on the OTC Markets—OTCQB tier, as of a date (January 6, 2014) within five business days prior to filing this Registration Statement. The chart below details the calculations of the registration fee:

Securities	Number of Shares	Offering Price Per Share (2)	Aggregate Offering Price
Shares issuable upon the exercise of outstanding options granted under the 2003 Plan	1,400,125	$1.98 (2)(a)	$2,772,248
Shares reserved for future grant under the 2013 Plan	1,637,390 (3)	$15.13 (2)(b)	$24,773,711
Proposed Maximum Aggregate Offering Price			$27,545,959
Registration Fee			$3,548

(3)	Consists of (i) 799,934 shares of Common Stock initially reserved for issuance under the 2013 Plan, (ii) 37,456 shares of Common Stock reserved for issuance under the 2013 Plan as a result of the cancellation or expiration of unexercised options under the 2003 Plan that have been rolled over into the 2013 Plan, and (iii) 800,000 shares of Common Stock reserved for issuance under the 2013 Plan as a result of the automatic increase in shares reserved under the 2013 Plan effective January 1, 2014 pursuant to evergreen provisions.

EXPLANATORY NOTE

In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “Commission”), the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Common Stock pursuant to the Plans.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(a) The prospectus filed by the Registrant with the Commission pursuant to Rule 424(b)(3) under the Securities Act, on December 19, 2013, relating to the registration statement on Form S-1 originally filed on September 18, 2013, as amended (File No. 333-191238), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed.

(b) The Registrant’s Annual Report on Form 10-K filed on July 16, 2013, the Registrant’s Quarterly Reports filed on August 14, 2013 and November 5, 2013, and the Registrant’s Current Reports on Form 8-K filed on August 29, 2013, September 5, 2013 (as amended on October 15, 2013 and October 31, 2013), December 9, 2013 and January 7, 2014.

(c) The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 10 filed on February 8, 2013, as amended on March 22, 2013, including any amendments or reports filed for the purpose of updating such description, including the Current Report on Form 8-K filed on September 5, 2013, as amended on October 15, 2013 and October 31, 2013.

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Registrant’s restated certificate of incorporation and restated bylaws provide that the Registrant shall indemnify, to the fullest extent authorized by the Delaware General Corporation Law, each person who is involved in any litigation or other proceeding because such person is or was a director or officer of Intra-Cellular Therapies, Inc. or is or was serving as an officer or director of another entity at the Registrant’s request, against all expense, loss or liability reasonably incurred or suffered in connection therewith. The Registrant’s restated certificate of incorporation and restated bylaws also provide that the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition, provided, however, that such advance payment will only be made upon delivery to the Registrant of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director is not entitled to indemnification. If the Registrant does not pay a proper claim for indemnification in full within 60 days after the Registrant receives a written claim for such indemnification, except in the case of a claim for an advancement of expenses, in which case such period is 20 days, the Registrant’s restated certificate of incorporation and restated bylaws authorize the claimant to bring an action against the Registrant and prescribe what constitutes a defense to such action.

The Registrant’s restated certification of incorporation eliminates the liability of a director to the Registrant or the Registrant’s stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

•	from any breach of the director’s duty of loyalty to the Registrant or the Registrant’s stockholders;

•	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law; and

•	from any transaction from which the director derived an improper personal benefit.

The Registrant has entered into indemnification agreements with its directors and certain officers, in addition to the indemnification provided in the Registrant’s restated certificate of incorporation and restated bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future. These indemnification agreements may require the Registrant, among other things, to indemnify its directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of its directors or officers, or any of the Registrant’s subsidiaries or any other company or enterprise to which the person provides services at the Registrant’s request.

In addition, the Registrant entered into an indemnity agreement with its former officer and director of the Company pursuant to which the Registrant agreed to indemnify such former officer and director for actions taken by him in his official capacity relating to the consideration, approval and consummation of the Registrant’s reverse merger, which occurred on August 29, 2013, and certain related transactions.

The Registrant has purchased and intends to maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

The foregoing discussion of the restated certificate of incorporation, restated bylaws, indemnification agreements, indemnity agreement, and Delaware law is not intended to be exhaustive and is qualified in its entirety by such restated certificate of incorporation, restated bylaws, indemnification agreements, indemnity agreement, or law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Index to Exhibits immediately preceding the exhibits is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange

Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on January 10, 2014.

INTRA-CELLULAR THERAPIES, INC.

By	/s/ Sharon Mates, Ph.D.
Sharon Mates, Ph.D.
Chairman, President and Chief Executive Officer

Each person whose signature appears below constitutes and appoints Sharon Mates, Ph.D. and Lawrence J. Hineline, and each of them singly, her or his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for her or him and in her or his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Intra-Cellular Therapies, Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as she or he might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Sharon Mates, Ph.D.	Chairman, President and Chief Executive Officer (principal executive officer)	January 10, 2014
Sharon Mates, Ph.D.

/s/ Lawrence J. Hineline	Vice President of Finance, Chief Financial Officer and Secretary (principal financial officer and principal accounting officer)	January 10, 2014
Lawrence J. Hineline

/s/ Christopher Alafi, Ph.D.	Director	January 10, 2014
Christopher Alafi, Ph.D.

/s/ Richard Lerner, M.D.	Director	January 10, 2014
Richard Lerner, M.D.

/s/ Joel S. Marcus	Director	January 10, 2014
Joel S. Marcus

/s/ Sir Michael Rawlins, M.D., FRCP, FMedSci	Director	January 10, 2014
Sir Michael Rawlins, M.D., FRCP, FMedSci

/s/ Rory B. Riggs	Director	January 10, 2014
Rory B. Riggs

/s/ Robert L. Van Nostrand	Director	January 10, 2014
Robert L. Van Nostrand

Intra-Cellular Therapies, Inc.

INDEX TO EXHIBITS FILED WITH

FORM S-8 REGISTRATION STATEMENT

Exhibit Number		Exhibit Description	Filed Herewith	Incorporated by Reference herein from Form or Schedule	Filing Date	SEC File/ Reg. Number

4.1		Restated Certificate of Incorporation of the Registrant, as filed with the Secretary of State of the State of Delaware on November 7, 2013.		S-1/A (Exhibit 3.1)	11/26/13	333-191238

4.2		Restated Bylaws of the Registrant.		8-K (Exhibit 3.5)	9/5/2013	000-54896

4.3		Form of common stock certificate.		8-K (Exhibit 4.1)	9/5/2013	000-54896

4.4	.1	Warrant to Purchase Common Stock dated April 19, 2013 issued to Alzheimer Drug Discovery Foundation, Inc.		8-K (Exhibit 4.2.1)	9/5/2013	000-54896

	.2	Amendment dated August 29, 2013 to Warrant to Purchase Common Stock dated April 19, 2013 issued to Alzheimer Drug Discovery Foundation, Inc.		8-K (Exhibit 4.2.2)	9/5/2013	000-54896

4.5		Registration Rights Agreement dated as of August 29, 2013 by and among Intra-Cellular Therapies, Inc., the stockholders named therein and the Registrant.		8-K (Exhibit 10.19)	9/5/2013	000-54896

5.1		Opinion of Mintz, Levin, Cohn, Glovsky and Popeo, P.C.	X

23.1		Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in opinion of counsel filed as Exhibit 5.1).	X

23.2		Consent of Ernst & Young LLP.	X

23.3		Consent of Raich Ende Malter & Co. LLP.	X

24.1		Power of Attorney to file future amendments (set forth on the signature page of this Registration Statement).

99.1		2003 Equity Incentive Plan, as amended.		8-K (Exhibit 10.14)	9/5/2013	000-54896

99.2		Form of Stock Option Agreement under the 2003 Equity Incentive Plan, as amended.		8-K (Exhibit 10.15)	9/5/2013	000-54896

99.3		2013 Equity Incentive Plan.		8-K (Exhibit 10.16)	9/5/2013	000-54896